Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated as of May 12, 2025, by and among Omnicom Management Inc. (the “Company”), Omnicom Group Inc. (“OGI”) and John D. Wren (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of OGI have determined that it is in OGI’s best interests to enter into an Amended and Restated Employment Agreement to incentivize the Executive to remain in the position of Chairman and Chief Executive Officer of OGI, and the Company wishes to continue to employ the Executive and the Executive wishes to accept such continued employment, upon the terms and conditions hereinafter set forth; and

WHEREAS, this Agreement shall supersede and replace the Employment Agreement, entered into on July 21, 2021, by and between the Company and the Executive (the “Prior Agreement”).

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.            Employment

The Company agrees to employ the Executive during the Term specified in paragraph 2, and the Executive agrees to accept such employment, upon the terms and conditions hereinafter set forth.

2.            Term

Subject to the provisions contained in paragraph 6, the Executive’s employment by the Company under this Agreement shall be for a term commencing on the date hereof and continuing until December 31, 2028 (the “Term”).

3.            Duties and Responsibilities

(a)       Title. During the Term, the Executive shall have the title of Chairman of the Board of Directors of OGI (the “Board”) and Chief Executive Officer of OGI (the “CEO”) and shall report to the Board. Once the Executive is no longer serving as CEO, the Executive shall serve as Executive Chairman of the Board for as long as he is a member of the Board.

(b)       Duties. The Executive, for so long as he serves as CEO, shall dedicate his full business time and attention to such duties and shall work with OGI’s Lead Independent Director during the Term to identify his successor as CEO. At such time as the Executive steps down as CEO and continues to serve as Executive Chairman of the Board, the Executive’s hours shall be reduced so that the level of services that he will perform is no more than 20% of the average level of services he performed in the 36 months prior to stepping down as CEO, which level of services is intended to result in a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended. For sake of clarity, while serving as Executive Chairman, the Executive shall remain an employee of the Company, but shall have incurred a termination of employment for purposes of the SERC (as defined below).

4.            Compensation

(a)       Base Salary. As compensation for his services hereunder, effective as of June 1, 2025 through the remainder of the Term, the Company shall pay the Executive, in accordance with its normal payroll practices, an annualized base salary of $1.00.

(b)       Incentive Compensation. During the Term, the Executive will not be entitled to receive any additional incentive compensation.

(c)       Option Grant. On May 12, 2025, the Executive will receive a non-qualified option to purchase 4,000,000 shares of common stock of OGI, subject to the terms and conditions of the Omnicom Group Inc. 2021 Incentive Award Plan and an award agreement thereunder.

5.            Benefit Plans

The Executive and, to the extent eligible, his dependents, shall be eligible to participate in and receive all benefits under any welfare benefit plans and programs (including without limitation, medical, disability, group life and business travel insurance plans and programs) provided by the Company to its senior executives and, without duplication, its employees generally, subject, however, to the generally applicable eligibility and other provisions of the various plans and programs in effect from time to time. The Executive’s health coverage under the Company’s group health plan will terminate the last day of the month in which the Executive’s employment with the Company terminates. At the time the Executive’s employment with the Company terminates, he will be eligible to participate in the Retiree Medical Program of the Omnicom Group Health & Welfare Benefit Plan (the “Plan”), subject to the eligibility requirements and rules of the Plan. Notwithstanding the foregoing, he shall remain eligible for all other benefits, subject to the terms of the applicable plans and programs and past practice.

6.            Termination; Restrictive Covenants

Except for a termination that occurs at the end of the Term, this Agreement and the Executive’s employment may only be terminated during the Term (i) by the Company for “Cause” as defined in the Omnicom Group Inc. Senior Executive Restrictive Covenant and Retention Plan (the “SERC”), (ii) due to the Executive’s death, or (iii) pursuant to a resignation by the Executive for any reason; provided, that a resignation by the Executive from the role of CEO will not be considered a resignation by the Executive to the extent the Executive remains employed by the Company pursuant to this Agreement. The restrictive covenants under the SERC regarding non-competition, non-solicitation, non-servicing, protection of confidential information, etc. shall be incorporated herein by reference. The Board shall have the right at any time during the Term to relieve the Executive of his duties and responsibilities and to place him on a paid leave-of-absence status, provided that during the remainder of the Term, the Executive shall remain an employee of the Company and shall continue to receive his then current base salary compensation and other benefits as provided in this Agreement or any other agreement between the Executive and the Company or any of its parents or Affiliates, including continued vesting in the PRSUs (defined below), restricted stock units and any options to purchase common stock of OGI. For purposes of this Agreement, the term “Affiliate” shall have the same meaning as set forth in the Executive PRSU Agreement (defined below).

2

7.            Performance Restricted Stock Units (“PRSUs”)

With respect to each PRSU Award Agreement entered into (or to be entered into) between the Executive and OGI (in any case, an “Executive PRSU Agreement”), and notwithstanding anything to the contrary contained in any Executive PRSU Agreement, in the event the Executive is no longer serving in his capacity as CEO (a “Change in Status”), then (i) if such Change in Status occurs in Y or Y+1, “Average Return on Equity” shall mean the annual (not the average) Return on Equity calculated with respect to OGI or a member of the Peer Group, as applicable, solely for the calendar year immediately preceding the calendar year in which the Change in Status occurred; or (ii) if such Change in Status occurs in Y+2, “Average Return on Equity” shall mean the average of the annual Return on Equity calculated with respect to OGI or a member of the Peer Group, as applicable, only for the relevant two consecutive calendar years immediately preceding Y+2. For purposes of this Section 7, (A) “Y” shall mean the calendar year in which an Executive PRSU Agreement is entered into; “Y+1” shall mean the calendar year immediately following Y; and “Y+2” shall mean the calendar year immediately following Y+1, and (B) capitalized terms used in this Section and not otherwise defined, shall have the meaning ascribed to such terms in the applicable Executive PRSU Agreement.

8.            Assignment

The rights and obligations of the Company hereunder shall be binding upon and run in favor of the successors and assigns of the Company. The Company and the Executive agree that the Executive’s rights and obligations under this Agreement are personal to the Executive, and the Executive shall not have the right to assign or otherwise transfer his rights or obligations under this Agreement, and any purported assignment or transfer shall be void and ineffective.

9.            Modification

This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by the parties to this Agreement.

10.          Severability; Survival

In the event any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed and deleted or reformed to be enforceable. The respective rights and obligations of the parties hereunder shall survive the termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

3

11.          Applicable Law

All questions concerning the construction, interpretation and validity of this Agreement, and all matters relating hereto, shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

12.          Entire Agreement

Except as set forth in the next sentence, this Agreement constitutes the sole, exclusive and only agreement of the parties hereto pertaining to the subject matter hereof, contains all of the covenants, conditions and agreements between the parties, express or implied, whether by statute or otherwise, and sets forth the respective rights, duties and obligations of each party to the other party as of the date hereof. Any prior agreements, promises, negotiations or representations pertaining to the subject matter hereof (including, without limitation, the Prior Agreement) that are not expressly incorporated into this Agreement are of no force and effect; provided, however, except as specifically provided in this Agreement, nothing contained in this Agreement shall affect any written agreements or written arrangements between the Executive and the Company or any of its Affiliates (other than the Prior Agreement, which is hereby superseded by this Agreement), all of which shall remain in full force and effect. No oral understandings, oral statements, oral promises or oral inducements exist.

13.          Headings

The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

14.          Counterparts

This Agreement may be executed in two or more counterparts, or by facsimile, PDF or other electronic transmission, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

15.          No Strict Construction

The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted.

[Signature Page Follows]

4

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement as of the day and year first above written.

Omnicom Management Inc.

By:	/s/ Louis F. Januzzi
Louis F. Januzzi
General Counsel and Secretary

Omnicom Group Inc.

By:	/s/ Louis F. Januzzi
Louis F. Januzzi
Senior Vice President, General Counsel and Secretary

/s/ John D. Wren
John D. Wren

[Signature Page to Employment Agreement]